Filed Pursuant to Rule 424(b)(5)
Registration No. 333-237564

AMENDMENT NO. 1 DATED AUGUST 12, 2020

to

PROSPECTUS SUPPLEMENT DATED JULY 17, 2020

(to Prospectus dated May 13, 2020)

Nymox Pharmaceutical Corporation

Up to $2,872,000

Shares of Common Stock

This Amendment No. 1 to Prospectus Supplement (this “Amendment”) amends and supplements the information in our prospectus supplement dated July 17, 2020 (the “Prospectus Supplement”) and the accompanying prospectus dated May 13, 2020 (the “Prospectus”). This Amendment should be read in conjunction with the Prospectus Supplement and the accompanying Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus Supplement or the accompanying Prospectus. This Amendment is not complete without, and may only be delivered or utilized in connection with, the Prospectus Supplement, the accompanying Prospectus, and any future amendments or supplements hereto or thereto.

We filed the Prospectus Supplement in connection with that certain Sales Agreement, dated July 16, 2020 (the “Sales Agreement”), by and between A.G.P. / Alliance Global Partners (“A.G.P.”), acting as the agent, and us. Since July 17, 2020, we have sold an aggregate of 38,445 shares of our common stock pursuant to the Sales Agreement with an aggregate sales price of $127,925.25. We have further consummated an offering to certain institutional and accredited investors of an aggregate of 3,600,000 shares of our common stock at an offering price of $2.50 per share to close on August 14, 2020 with an aggregate sales price of $9,000,000 (the “Offering”) with A.G.P. acting as placement agent of the Offering, and consequently, up to $2,872,000 remains available for sale by us under the Sales Agreement.

Our common stock is listed on the Nasdaq Capital Market under the symbol “NYMX.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” contained in the documents we incorporate by reference in this Prospectus Supplement to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

A.G.P.

The date of this Amendment No. 1 to Prospectus Supplement is August 12, 2020.